REPEAT/Sino Silver Completes Acquisition of
60% Interest in Sino-Top Resources &
Technologies, Ltd.
Monday April 4, 9:00 am ET

VANCOUVER, British Columbia—(BUSINESS WIRE)—April 4, 2005—Sino Silver Corp. (“Sino Silver”) (OTCBB:SSLV – News) is pleased to announce that Sino-Top Resources & Technologies, Ltd. (“Sino-Top”) has obtained its business license from the Chinese authorities. Sino Silver has also completed the funding of the acquisition of its 60% equity interest in Sino-Top. Sino Silver acquired its 60% equity for $1 million, $500,000 of which has been paid, with the balance due over a two-year period. Sino-Top owns exploratory rights to four properties in the Erbaohuo Silver District in Northern China and has options to acquire exploration and mining rights to seven additional properties in that territory.

The four properties over an area of 105.2 km2 and were identified by the North China Nonferrous Prospecting Bureau General Exploration Agency (NCGEA) as hosting silver-polymetallic mineralization in skarn and fracture controlled geological environments. Sino-Top expects to begin exploration and development work in early April consisting of geological, geochemical and geophysical surveys, trenching, underground tunneling and diamond drilling.

In addition, Sino Silver has signed a Letter of Intent with Silver Dragon Resources, Inc. (OTCBB:SDRG – News; “Silver Dragon”), relating to the sale of fifty percent (50%) of its interest in the net proceeds from the sale of minerals or mining rights, as a result of the exploration, evaluation and possible future development of the Aobaotugounao Ag-Pb-Zn property by Sino-Top.

This sale is subject to a number of conditions, including, but not limited to, the delivery to Silver Dragon of all geological and technical data related to the property and execution of a definitive agreement. The transaction requires a total payment by Silver Dragon of $350,000 to Sino Silver, with $150,000 presently held in escrow, to be paid upon the signing of the agreement and the balance to be paid over two years. Sino Silver will also receive 500,000 shares of common stock of Silver Dragon over a one-year period. No assurances can be given, however, that this transaction will be consummated.

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to financial results and plans for future business development activities, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, general economic conditions, including, but not limited to those which effect the supply, demand and price of silver and other minerals, competition, interest rate sensitivity, exposure to regulatory and legislative changes, financing and liquidity requirements and other uncertainties detailed from time to time in the Sino Silver’s Securities and Exchange Commission filings.